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Rowan Companies, Inc.

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April 19, 2005

A Tradition of Employee Loyalty

Dear Rowan Employee:

A Houston Chronicle opinion column over the weekend used inaccurate information to leave the impression that decisions at this week’s annual shareholder meeting will undermine the commitment between employee and employer that runs so deep at Rowan.

Nothing could be further from the truth - or the facts. Last year, when new corporate governance and tax rules rendered “discounted” stock options unusable, there were less than 250 employees eligible to participate in the company’s plan.

To address both the legal issue and the concern of our employees, Rowan management implemented a Profit Sharing Plan and a Cash Bonus Plan, both tied to the company’s yearly performance and available to over 300 employees. We hope you find this a strong signal of Rowan’s commitment to retaining our talented employees through competitive salaries and bonuses.

In order to encourage a culture of long-term stock ownership at Rowan, the Compensation Committee of the Board of Directors worked diligently to design a Long-Term Incentive Plan (LTIP) - consistent with current corporate governance standards - for which we are asking the stockholders for approval at Friday’s Annual Meeting.

The Rowan Board of Directors believes the LTIP is a sound plan for our company, one that will better align the long-term compensation of Rowan management, directors and employees with the interests of our stockholders. We also believe that combined, these programs will make Rowan a more prosperous and vital company - one better able to compete in the difficult business of contract drilling.

I would like to personally assure all of our employees that these programs were designed with your best interests in mind and shall be implemented in the continued tradition of commitment that has always been Rowan’s hallmark.

Sincerely,

D.F. McNease
Chairman and CEO